Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

SENIOR CONVERTIBLE PREFERRED STOCK

OF STANDARD PACIFIC CORP.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Standard Pacific Corp., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended, the Board of Directors, on June 26, 2008, adopted the following resolution creating a series of its Preferred Stock, par value $.01 per share:

RESOLVED, that (1) pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors hereby designates 1,500,000 shares of the preferred stock, par value $.01 per share, of the Corporation as “Senior Convertible Preferred Stock” (the “Senior Preferred Stock”), and the powers, designations, preferences and relative, participating, optional and other rights of the Senior Preferred Stock and the qualifications, limitations and restrictions thereof, be, and they hereby are, as set forth below (the “Certificate of Designations”), and (2) in connection therewith, the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed on behalf of the Corporation and in its name to execute and to file the Certificate of Designations with the Delaware Secretary of State:

Section 1. Designation and Amount. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as “Senior Convertible Preferred Stock”. The number of shares constituting such series shall be 1,500,000. The Senior Preferred Stock shall have par value $.01 per share and the liquidation preference of the Senior Preferred Stock shall initially be $1,000 per share.

Section 2. Ranking. The Senior Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation, rank (i) on a parity with each other class or series of preferred stock established after the Effective Date by the Corporation, the terms of which expressly provide that such class or series will rank on a parity with the Senior Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Parity Securities”) and (ii) senior to the Corporation’s common stock (the “Common Stock”), Series A Junior Participating Cumulative Preferred Stock, Series B Junior Participating Convertible Preferred Stock (the “Series B Preferred Stock”) and each other class or series of capital stock outstanding or established after the Effective Date by the Corporation the terms of which do not expressly provide that it ranks on a parity with or senior to the Senior Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Junior Securities”). The Corporation has the right to authorize and/or issue additional shares or classes or series of Junior Securities without the consent of the Holders.

Section 3. Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person. As used in this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of securities, partnership interests or by contract or otherwise. Notwithstanding the foregoing, solely for purposes of this Certificate of Designations, the directors and officers of the Corporation or any of its Subsidiaries shall not, solely as a result of holding such office, be deemed Affiliates of the Investor. With respect to the Investor, the term “Affiliate” shall also include its general partner or investment manager or similar Person, and any other entity with the same general partner or investment manager or similar Persons. For the avoidance of doubt, no Person shall be deemed the Affiliate of any other Person merely by virtue of holding an ownership interest of 10% or more in such Person, or pursuant to any other presumption regarding “affiliate” status.

(b) “Aggregate Share Cap” has the meaning set forth in Section 14(f).

(c) “Applicable Conversion Price” means the Conversion Price in effect at any given time.

(d) “As-Converted Basis” means with respect to (i) any share of Senior Preferred Stock, such number of shares of Common Stock that such share of Senior Preferred Stock would be then convertible into assuming that the Mandatory Conversion Date had occurred and that shares of Series B Preferred Stock received in exchange for such share of Senior Preferred Stock are contemporaneously converted into shares of Common Stock, and (ii) any share of Series B Preferred Stock, such number of shares of Common Stock that such share of Series B Preferred Stock would be then convertible.

(e) “Beneficial Owner” has the meaning given such term in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this Certificate of Designations, such Person or Group shall be deemed to have “beneficial ownership” of all shares that any such Person or Group has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

(f) “Board of Directors” has the meaning set forth in the preamble hereto.

(g) “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City, New York are generally required or authorized by law to be closed.

(h) “Certificate of Designations” has the meaning set forth in the preamble hereto.

(i) “Certificate of Incorporation” has the meaning set forth in the preamble hereto.

(j) “Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the New York Stock Exchange on such date. If the Common Stock is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the New York Stock Exchange shall be such closing sale price and last reported sale price as reflected on the website of the New York Stock Exchange (http://www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the New York Stock Exchange shall govern. If the date of determination is not a Trading Day, then such determination shall be made as of the last Trading Day prior to such date.

(k) “Common Stock” has the meaning set forth in Section 2.

(l) “Conversion Price” means for each share of Senior Preferred Stock, $1,000.00 per share, provided, that such price shall be subject to adjustment as set forth herein.

(m) “Corporation” has the meaning set forth in the preamble hereto.

(n) “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock on each of the five (5) consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(o) “Effective Date” means the date on which shares of the Senior Preferred Stock are first issued.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(q) “Exchange Property” has the meaning set forth in Section 11(a).

(r) “Ex-Date,” when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10, provided that if the issuance or distribution giving rise to an adjustment to the Conversion Price does not result from such an issuance or distribution on the Common Stock, then the Ex-Date shall be the effective date of the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(s) “Fundamental Change” means one of the following:

(i) a “person” or “group” (other than any “person” or “group” that includes the Investor or any of its Affiliates) within the meaning of Section 13d of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate Beneficial Owner of common equity of the Corporation representing more than fifty percent (50%) of the voting power of the outstanding Voting Stock; or

(ii) the occurrence, prior to the Mandatory Conversion Date, of the consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, with, into or to any Person other than one or more of the Corporation’s subsidiaries or the Investor or any of its Affiliates, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the continuing or surviving Person immediately after the transaction.

(t) “Holder” means, as of any date, the Person in whose name the shares of the Senior Preferred Stock are registered as of such date, which may be treated by the Corporation as the absolute owner of the shares of Senior Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(u) “Investor” means MP CA Homes LLC and its permitted successors.

(v) “Junior Securities” has the meaning set forth in Section 2.

(w) “Liquidation Preference” means, as to the Senior Preferred Stock, $1,000 per share, plus any accrued dividends, whether or not declared.

(x) “Liquidation Transaction” has the meaning set forth in Section 5(a).

(y) “Mandatory Conversion Date” means, with respect to the shares of Senior Preferred Stock of any Holder, the day on which the Corporation has received all Stockholder Approvals necessary to permit such Holder to convert such shares of Senior Preferred Stock into authorized shares of Series B Preferred Stock without such conversion resulting in a Violation (and permitting shares of Common Stock to be issued upon conversion of the Series B Preferred Stock).

(z) “Notice of Mandatory Conversion” has the meaning set forth in Section 9(a).

(aa) “Parity Securities” has the meaning set forth in Section 2.

(bb) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(cc) “Record Date” has the meaning set forth in Section 4(e).

(dd) “Reorganization Event” has the meaning set forth in Section 11(a).

(ee) “Section 4(c) Dividend Payment Date” has the meaning set forth in Section 4(c).

(ff) “Section 4(c) Dividend Period” has the meaning set forth in Section 4(d).

(gg) “Senior Preferred Stock” has the meaning set forth in the preamble hereto.

(hh) “Series B Preferred Stock” has the meaning set forth in Section 2.

(ii) “Special Dividend” has the meaning set forth in Section 4(c).

(jj) “Special Dividend Rate” means (i) from and after September 15, 2008 to but not including March 15, 2009, 17%, (ii) from and after March 15, 2009 to but not including September 15, 2009, 17.5%, (iii) from and after September 15, 2009 to but including March 15, 2010, 18%, (iv) from and after March 15, 2010 to but not including September 15, 2010, 18.5%, (iv) from and after September 15, 2010 to but not including March 15, 2011, 19%, (v) from and after March 15, 2011 to but not including September 15, 2011, 19.5%, (vi) from and after September 15, 2011, 20%.

(kk) “Stockholder Approvals” means all approvals of the stockholders of the Corporation necessary to (i) approve the conversion of the Senior Preferred Stock into the Series B Preferred Stock and the Series B Preferred Stock into Common Stock for purposes of Section 312.03 of the NYSE Listed Company Manual, and (B) amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock to at least such number as shall be sufficient to permit the full conversion of the Series B Preferred Stock (including without limitation shares of Series B Preferred Stock issued in exchange for and following the conversion of shares of Senior Preferred Stock) into Common Stock.

(ll) “Trading Day” means a day on which the shares of Common Stock:

(i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(mm) “Violation” means a violation of the stockholder approval requirements of Section 312.03 of the NYSE Listed Company Manual.

(nn) “Voting Stock” means securities of any class of Capital Stock of the Corporation entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors.

Section 4. Dividends.

(a) From and after the Effective Date, Holders shall be entitled to receive, out of the funds legally available therefor, (i) non-cumulative cash dividends in the amount determined as set forth in Section 4(b) and (ii) cumulative dividends as set forth in Section 4(c), and no more.

(b) If the Board of Directors declares and pays a cash dividend in respect of any shares of Common Stock, then the Board of Directors shall declare and pay to the Holders of the Senior Preferred Stock a cash dividend in an amount per share of Senior Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Senior Preferred Stock would then be ultimately convertible if Stockholder Approvals had been obtained.

(c) Unless the Mandatory Conversion Date shall have occurred on or before September 15, 2008, until the Mandatory Conversion Date, in addition to the dividends provided for in Section 4(b), dividends shall commence accruing from September 15, 2008 and continue to accrue, whether or not declared, and be payable quarterly in arrears on December 15, March 15, June 15 and September 15 of each year (each, a “Section 4(c) Dividend Payment Date”) or, if any such day is not a Business Day, the next Business Day; provided that the first date that such dividends shall be declared by the Board shall be September 15, 2009 or the next succeeding Business Day. Dividends payable pursuant to this Section 4(c) will accrue, whether or not declared, and will, for each outstanding share of Senior Preferred Stock, accrete at an annual rate on the Liquidation Preference equal to the Special Dividend Rate (such dividend, the “Special Dividend”). Special Dividends will be computed on the basis of a 360-day year of twelve 30-day months and, for any Section 4(c) Dividend Period greater or less than a full Section 4(c) Dividend Period, will be computed on the basis of the actual number of days elapsed in the period divided by 360. Special Dividends accrued and payable during any Section 4(c) Dividend Period will be added to the Liquidation Preference on the earliest of (i) such Section 4(c) Dividend Payment Date, (ii) for any partial period prior to a Section 4(c) Dividend Payment Date, the date of a liquidation, dissolution or winding up of the Corporation, or (iii) for any partial period prior to a Section 4(c) Dividend Payment Date, the Mandatory Conversion Date. Each period from and including a Section 4(c) Dividend Payment Date to but excluding the following Section 4(c) Dividend Payment Date is herein referred to as a “Section 4(c) Dividend Period.” For the avoidance of doubt, the declaration and payment of Special Dividends shall solely result in accretion of the accrued dividends to the Liquidation Preference and shall not require the Corporation to make any payments in any form solely as a result of such declaration and payment.

(d) Dividends payable pursuant to Section 4(b) shall be payable on the same date that dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Junior Securities unless the full dividends contemplated by Section 4(b) are paid at the same time in respect of the Senior Preferred Stock.

(e) Each dividend will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the record date (each, a “Record Date”), which (i) with respect to dividends payable pursuant to Section 4(b), shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock and (ii) with respect to dividends payable pursuant to Section 4(c), shall be on the first day of the month in which the relevant Section 4(c) Dividend Payment Date occurs or, if such date is not a Business Day, the first Business Day of such month.

(f) Dividends payable pursuant to Section 4(b) on the Senior Preferred Stock are non-cumulative. If the Board of Directors does not declare a dividend on the Common Stock, the Holders of such Senior Preferred Stock will have no right to receive any dividend for such dividend period, and the Corporation will have no obligation to pay a dividend for such dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Senior Preferred Stock or the Series B Preferred Stock or any other class or series of the Corporation’s preferred stock or the Common Stock.

(g) If the Mandatory Conversion Date with respect to any share of Senior Preferred Stock is after the Record Date for any declared dividend and prior to the payment date for that dividend, the Holder thereof shall receive that dividend on the relevant payment date if such Holder was the Holder of record on the Record Date for that dividend.

Section 5. Liquidation.

(a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up (a “Liquidation Transaction”), each Holder at the time shall be entitled to receive for each share of Senior Preferred Stock held by such Holder liquidating distributions in the amount of the greater of (i) the then-current Liquidation Preference per share of Senior Preferred Stock, plus an amount equal to any accrued dividends, whether or not declared, thereon to and including the date of such liquidation, dissolution or winding up to the extent not added to the Liquidation Preference pursuant to Section 4(c), provided, that, if a liquidation, dissolution, or winding up occurs prior to the December 15, 2008, the accrued Special Dividend, whether or not declared, shall be deemed to be the full amount that would have accrued between September 15, 2008 and December 15, 2008, and (ii) the amount that would be payable if the share of Senior Preferred Stock had been converted, immediately prior to such liquidating distributions, into the number of shares of Series B Preferred Stock equal to the Liquidation Preference divided by the Applicable Conversion Price and the shares of Series B Preferred Stock had been converted, immediately prior to such liquidating distributions, into the number of shares of Common Stock in accordance with the terms thereof; in each case out of assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to the holders of the Series B Preferred Stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, Holders of the Senior Preferred Stock shall not be entitled to participate in any further distribution of the remaining assets of the Corporation.

(b) In the event the assets of the Corporation available for distribution to stockholders upon any Liquidation Transaction, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Senior Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up; provided, that, a Fundamental Change shall be deemed a Liquidation Transaction unless waived by the vote or consent of the Holders of a majority of the shares of Senior Preferred Stock at the time outstanding voting as a single class.

Section 6. Maturity. The Senior Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designations.

Section 7. Redemptions. The Senior Preferred Stock shall not be redeemable either at the Corporation’s option or at the option of Holders at any time.

Section 8. Mandatory Conversion. Effective as of the close of business on the Mandatory Conversion Date with respect to any share of Senior Preferred Stock, such share of Senior Preferred Stock shall automatically convert into shares of Series B Preferred Stock as set forth below. The number of shares of Series B Preferred Stock into which a share of Senior Preferred Stock shall be convertible shall be determined by dividing the then-current Liquidation Preference by the Applicable Conversion Price (subject to the conversion procedures of Section 9) plus cash in lieu of fractional shares in accordance with Section 13.

Section 9. Conversion Procedures.

(a) Upon occurrence of the Mandatory Conversion Date with respect to shares of any Holder, the Corporation shall provide notice of such conversion to such Holder (such notice a “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such Holder shall state, as appropriate:

(i) the Mandatory Conversion Date applicable to such Holder;

(ii) the number of shares of Series B Preferred Stock to be issued upon conversion of each share of Senior Preferred Stock held of record by such Holder and subject to such mandatory conversion; and

(iii) the place or places where certificates for shares of Senior Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Series B Preferred Stock.

(b) In the event that such Holder fails to surrender the required number of shares pursuant to this Section 9 within 30 days after the Mandatory Conversion Date, the Corporation shall, by written notice to such Holder, indicate which shares have been converted pursuant to Section 8. Effective immediately prior to the close of business on the Mandatory Conversion Date with respect any share of Senior Preferred Stock, dividends shall no longer be declared or accrue on any such converted share of Senior Preferred Stock and such share of Senior Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive any declared or accrued and unpaid dividends on such share to the extent provided in Section 4(g) and any other payments to which such Holder is otherwise entitled pursuant to Section 8, Section 11 or Section 13 hereof, as applicable.

(c) No allowance or adjustment, except pursuant to Section 10, shall be made in respect of dividends payable to holders of the Series B Preferred Stock of record as of any date prior to the close of business on the Mandatory Conversion Date with respect to any share of Senior Preferred Stock. Prior to the close of business on the Mandatory Conversion Date with respect to any share of Senior Preferred Stock, shares of Series B Preferred Stock issuable upon conversion thereof, or other securities issuable upon conversion of such share of Senior Preferred Stock, shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Series B Preferred Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Series B Preferred Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Series B Preferred Stock or other securities issuable upon conversion) by virtue of holding such share of Senior Preferred Stock.

(d) Shares of Senior Preferred Stock converted in accordance with this Certificate of Designations, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Senior Preferred Stock.

(e) The Person or Persons entitled to receive the Series B Preferred Stock and/or cash, securities or other property issuable upon conversion of Senior Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Series B Preferred Stock and/or securities as of the close of business on the

Mandatory Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Series B Preferred Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Senior Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation or pursuant to applicable law.

(f) On the Mandatory Conversion Date with respect to any share of Senior Preferred Stock, certificates representing shares of Series B Preferred Stock shall be issued and delivered to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing the Senior Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

Section 10. Anti-Dilution Adjustments.

(a) The Conversion Price shall be subject to the following adjustments.

(i) Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Series B Preferred Stock in shares of Series B Preferred Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

OS0
OS1

OS0 = the number of shares of Series B Preferred Stock outstanding immediately prior to Ex-Date for such dividend or distribution.

OS1 = the sum of the number of shares of Series B Preferred Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Series B Preferred Stock constituting such dividend or distribution.

For the purposes of this clause (i), the number of shares of Series B Preferred Stock at the time outstanding shall not include shares acquired by the Corporation. If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(ii) Subdivisions, Splits and Combination of the Series B Preferred Stock. If the Corporation subdivides, splits or combines the shares of Series B Preferred Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS0
OS1

OS0 = the number of shares of Series B Preferred Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 = the number of shares of Series B Preferred Stock outstanding immediately after the close of business on the effective date of such share subdivision, split or combination.

For the purposes of this clause (ii), the number of shares of Series B Preferred Stock at the time outstanding shall not include shares acquired by the Corporation. If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Series B Preferred Stock are not subdivided, split or combined, the

Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Series B Preferred Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(iii) Issuance of Stock Purchase Rights. If the Corporation issues to all holders of the shares of Series B Preferred Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 60 days from the date of issuance of such rights or warrants, to subscribe for or purchase shares of Series B Preferred Stock at less than the Current Market Price (on an As-Converted Basis) on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

OS0+ Y
OS0 + X

OS0 = the number of shares of Series B Preferred Stock outstanding immediately prior to the Ex-Date for such distribution.

X = the total number of shares of Series B Preferred Stock issuable pursuant to such rights or warrants.

Y = the number of shares of Series B Preferred Stock equal to the aggregate price payable to exercise such rights or warrants divided by the aggregate Current Market Price of shares of Common Stock issuable upon conversion of one share of Series B Preferred Stock.

For the purposes of this clause (iii), the number of shares of Series B Preferred Stock at the time outstanding shall not include shares acquired by the Corporation. The Corporation shall not issue any such rights or warrants in respect of shares of the Series B Preferred Stock acquired by the Corporation. In the event that such rights or warrants described in this clause (iii) are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Price that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Series B Preferred Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Series B Preferred Stock actually delivered. In determining the aggregate offering price payable for such shares of Series B Preferred Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).

(iv) Debt or Asset Distributions. If the Corporation distributes to all holders of shares of Series B Preferred Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding (a) any dividend or distribution referred to in clause (i) above, (b) any rights or warrants referred to in clause (iii) above, (c) any dividend or distribution paid exclusively in cash, (d) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, and (e) any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary of the Corporation or other business unit in the case of certain spin-off transactions as described below), then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 – FMV
SP0

SP0 = the aggregate Current Market Price of the Common Stock issuable upon conversion of one share of Series B Preferred Stock.

FMV = the fair market value of the portion of the distribution applicable to one share of Series B Preferred Stock on such date as determined by the Board of Directors.

In a “spin-off,” where the Corporation makes a distribution to all holders of shares of Series B Preferred Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary of the Corporation or other business unit, the Conversion Price will be adjusted on the fifteenth Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such fifteenth Trading Day by the following fraction:

MP0
MP0 + MPs

MP0 = the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution aggregated for all shares of Common Stock issuable upon conversion of one share of Series B Preferred Stock.

MPs = the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Series B Preferred Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Series B Preferred Stock on such date as determined by the Board of Directors.

In the event that such distribution described in this clause (iv) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(v) Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all holders of the Series B Preferred Stock, excluding (a) any cash dividend on the Common Stock to the extent a corresponding cash dividend is paid on the Senior Preferred Stock pursuant to Section 4(b), (b) any cash that is distributed in a Reorganization Event or as part of a “spin-off” referred to in clause (iv) above, (c) any dividend or distribution in connection with a Liquidation Transaction, and (d) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 – DIV
SP0

SP0 = the aggregate Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date for all shares that are issuable upon conversion of one share of Series B Preferred Stock.

DIV = the amount per share of Series B Preferred Stock of the dividend or distribution.

In the event that any distribution described in this clause (v) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Conversion Price which would then be in effect if such distribution had not been declared.

(vi) Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Series B Preferred Stock where the cash and the value of any other consideration included in the payment per share of the Series B Preferred Stock exceeds the aggregate Closing Price for the shares of the Common Stock issuable upon conversion of one share of Series B Preferred Stock, with such Closing Price being that on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

OS0 x SP0
AC + (SP0 x OS1)

SP0 = the aggregate Closing Price for the shares of Common Stock issuable upon conversion of one share of Series B Preferred Stock, with such Closing Price being that on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 = the number of shares of Series B Preferred Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1= the number of shares of Series B Preferred Stock outstanding immediately after the expiration of the tender or exchange offer and after taking into account the shares purchased pursuant thereto.

AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Series B Preferred Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made with respect to such shares.

(vii) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on the Mandatory Conversion Date, upon conversion of any shares of the Senior Preferred Stock, Holders will receive, in addition to the shares of Series B Preferred Stock, the rights under the rights plan, unless, prior to the Mandatory Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Series B Preferred Stock as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b) The Corporation may, with the consent of Holders of a majority of the Senior Preferred Stock, make such decreases in the Conversion Price, in addition to any other decreases required by this Section 10, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Series B Preferred Stock resulting from any dividend or distribution of shares of Series B Preferred Stock (or issuance of rights or warrants to acquire shares of Series B Preferred Stock) or from any event treated as such for income tax purposes or for any other reason.

(c)(i) All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Mandatory Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(ii) No adjustment to the Conversion Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Senior Preferred Stock (including without limitation pursuant to Section 4(b)), without having to convert the Senior Preferred Stock, as if they held the full number of shares of Series B Preferred Stock into which a share of the Senior Preferred Stock may then be converted.

(iii) Notwithstanding anything contained herein, the Applicable Conversion Price shall not be adjusted:

(A) upon the issuance of any shares of Series B Preferred Stock or Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Series B Preferred Stock under any plan;

(B) upon the issuance of any shares of Series B Preferred Stock or Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(C) upon the issuance of any shares of Series B Preferred Stock or Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Senior Preferred Stock were first issued and not substantially amended thereafter;

(D) for a change in the par value or no par value of Series B Preferred Stock;

(E) for accrued and unpaid dividends on the Senior Preferred Stock; or

(F) in connection with the rights offering of the Corporation to the Corporation’s stockholders as contemplated by that certain Investment Agreement, between the Corporation and the Investor, dated May 26, 2008, as amended through the date hereof.

(d) Whenever the Conversion Price is to be adjusted in accordance with Section 10(a) or Section 10(b), the Corporation shall: (i) compute the Conversion Price in accordance with Section 10(a) or Section 10(b), taking into account the threshold set forth in Section 10(c); (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) or Section 10(b), taking into account the threshold set forth in Section 10(c) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a) or Section 10(b), provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

Section 11. Reorganization Events.

(a) In the event of, and only if such event is not a Fundamental Change:

(i) any consolidation, merger of the Corporation with or into another Person, or other similar transaction, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(iii) any reclassification of the Common Stock including into securities other than the Common Stock;

(any such event specified in this Section 11(a), a “Reorganization Event”); each share of Senior Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but shall become convertible, when and if convertible pursuant to the terms hereof, into the kind of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization

Event or an Affiliate of such counterparty) of that number of shares of Common Stock (on an As-Converted Basis) into which the share of Senior Preferred Stock would then be convertible assuming the Mandatory Conversion Date has occurred (such securities, cash and other property, the “Exchange Property”).

(b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such Reorganization Event, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election. The amount of Exchange Property receivable upon conversion of any Senior Preferred Stock in accordance with Section 8 shall be determined based upon the Conversion Price in effect on the date of consummation of the Reorganization Event.

(c) The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Series B Preferred Stock in any such Reorganization Event.

(d) The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(e) Notwithstanding anything to the contrary in this Section 11 or otherwise in this Certificate of Designations, the Corporation shall not enter into any agreement for a transaction constituting a Fundamental Change unless such agreement (i) entitles Holders to receive the securities, cash and other property that such Holders would have been entitled to receive upon a liquidation, dissolution or winding up of the Corporation pursuant to Section 5, or (ii) in each case, subject to obtaining the required consent specified in Section 5(c), (1) the Senior Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (2) such Senior Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Senior Preferred Stock, taken as a whole. For the avoidance of doubt, nothing herein shall prohibit the Corporation from entering into or consummating a transaction constituting a Fundamental Change; provided, that the Senior Preferred Stock is treated as set forth in the preceding sentence.

Section 12. Voting Rights.

(a) Holders of the Senior Preferred Stock shall be entitled to vote, on an As-Converted Basis, with holders of the Common Stock on all matters that such holders of Common Stock are entitled to vote upon, provided, that the votes attributable to such shares with respect to any Holder shall automatically be reduced, (i) pro rata amongst all Holders, such that the total voting power of all of the shares of Senior Preferred Stock is not more than 19.99% of the total voting power of the outstanding Common Stock on the date of issuance of the Senior Preferred Stock and (ii) pro rata amongst Holders included in any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) with such Holder, and in making any such pro rata determination, taking into account any other Capital Stock beneficially owned by such Holders and any other holders of Capital Stock of the Corporation included in such person or group, so that no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), except that for purposes of this clause, such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than forty-nine percent (49%) of the total voting power of the Voting Stock. The voting rights set forth in this

Section 12(a) shall be interpreted consistent with the definition of “Change of Control” set forth in the indentures governing the Corporation’s public notes, outstanding on the date hereof, such that a “Change of Control” shall not occur as a result of the voting rights of any Holders of the Senior Preferred Stock (and, for this purpose, taking into account any other Holders and any other holders of Capital Stock of the Corporation included in the same “person” or “group” as such Holder and any other Capital Stock beneficially owned by such Holder, including any other holders included in the same “person” or “group”). For the avoidance of doubt, such determination of total voting power of the Voting Stock shall include all Capital Stock beneficially owned, and not just the Senior Preferred Stock.

(b) So long as any shares of Senior Preferred Stock are outstanding, the vote or consent of the Holders of a majority of the shares of Senior Preferred Stock at the time outstanding, voting as a single class with all other classes and series of Parity Securities having similar voting rights then outstanding and with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting any of the following actions, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal of any provision of the Certificate of Incorporation, this Certificate of Designations, or the Corporation’s bylaws (whether by merger, consolidation, business combination or otherwise) that would alter or change the voting powers, preferences or special rights of the Senior Preferred Stock so as to affect them adversely;

(ii) any amendment or alteration of the Certificate of Incorporation including any certificate of designations (whether by merger, consolidation, business combination or otherwise) to authorize or create, or increase the authorized amount of, any shares of, any Parity Securities or any securities convertible into shares of, any class or series of the Corporation’s capital stock ranking prior to the Senior Preferred Stock in the payment of dividends or in the distribution of assets in a Liquidation Transaction; or

(iii) the consummation of a binding share exchange or reclassification involving the Senior Preferred Stock or a merger or consolidation of the Corporation with another entity, except that Holders will have no separate right to vote under this provision or under Section 251 of the General Corporation Law of the State of Delaware or otherwise under Delaware law if (x) the Corporation shall have complied with Section 11(e), (y) the transaction shall be a Reorganization Event in which each share of Senior Preferred Stock shall become convertible into Exchange Property, or (z) in each case, subject to obtaining the required consent specified in Section 5(c), (1) the Senior Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (2) such Senior Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Senior Preferred Stock, taken as a whole;

provided, however, that any increase in the amount of the authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of the Senior Preferred Stock, or any securities convertible into preferred stock ranking equally with and/or junior to the Senior Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon a Liquidation Transaction, will not, in and of itself, be deemed to adversely affect the voting powers, preferences or special rights of the Senior Preferred Stock and the Holders will have no separate right to vote solely by reason of such an increase, creation or issuance.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of preferred stock with like voting rights (including the

Senior Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

(c) Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Senior Preferred Stock shall have been converted into shares of Series B Preferred Stock.

Section 13. Fractional Shares.

(a) No fractional shares of Series B Preferred Stock will be issued as a result of any conversion of shares of Senior Preferred Stock.

(b) In lieu of any fractional share of Series B Preferred Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 8, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the aggregate Closing Price of the Common Stock issuable upon conversion of a share of Series B Preferred Stock determined as of the second Trading Day immediately preceding the Mandatory Conversion Date.

(c) If more than one share of the Senior Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Series B Preferred Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Senior Preferred Stock so surrendered.

Section 14. Reservation of Capital Stock.

(a) Following a Mandatory Conversion Date, the Corporation shall at all times reserve and keep available out of its authorized and unissued Series B Preferred Stock and Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of all outstanding shares of Senior Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Series B Preferred Stock and Common Stock as shall from time to time be issuable upon the conversion of all the shares of Senior Preferred Stock then outstanding or Series B Preferred Stock issuable in respect of such Senior Preferred Stock then outstanding, assuming that the Applicable Conversion Price equaled the Conversion Price on the Effective Date. For purposes of this Section 14(a), the number of shares of Series B Preferred Stock that shall be deliverable upon the conversion of all outstanding shares of Senior Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Senior Preferred Stock, as herein provided, shares of Series B Preferred Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Series B Preferred Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) All shares of Series B Preferred Stock delivered upon conversion of the Senior Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Senior Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority, and if notwithstanding such efforts the shares of Series B Preferred Stock cannot be delivered in compliance with such laws and regulations, then the Corporation shall not be required to so deliver until it can deliver in compliance with such laws and regulations.

(e) The Corporation hereby covenants and agrees that, if at any time the Series B Preferred Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Series B Preferred Stock shall be so listed on such exchange or automated quotation system, all the Series B Preferred Stock issuable upon conversion of the Senior Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Series B Preferred Stock until the first conversion of Senior Preferred Stock into Series B Preferred Stock in accordance with the provisions hereof, the Corporation covenants to list such Series B Preferred Stock issuable upon conversion of the Senior Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time. For the avoidance of doubt, nothing herein shall require the Corporation to list the Series B Preferred Stock or the Senior Preferred Stock.

(f) Notwithstanding anything in this Certificate of Designations to the contrary, in no event shall the Corporation be required to deliver shares of Series B Preferred Stock upon conversion of the Senior Preferred Stock in excess of 5,000,000 shares (subject to any adjustments to the Conversion Price provided in Section 10) (the “Aggregate Share Cap”). For the avoidance of doubt, under no circumstances will the Corporation be required to deliver cash in lieu of any shares of Series B Preferred Stock otherwise deliverable hereunder in excess of the Aggregate Share Cap.

Section 15. Repurchases of Junior Securities. For as long as the Senior Preferred Stock remains outstanding, the Corporation shall not redeem, purchase or acquire any of its Junior Securities, other than (i) redemptions, purchases or other acquisitions of Junior Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or stockholder stock purchase plan and (ii) conversions into or exchanges for other Junior Securities and cash solely in lieu of fractional shares of the Junior Securities.

Section 16. Replacement Certificates.

(a) The Corporation shall replace any mutilated certificate representing any Senior Preferred Stock at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates representing any Senior Preferred Stock that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

(b) The Corporation shall not be required to issue any certificates representing the Senior Preferred Stock on or after the Mandatory Conversion Date. In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Corporation, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Series B Preferred Stock pursuant to the terms of the Senior Preferred Stock formerly evidenced by the certificate.

Section 17. Miscellaneous.

(a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to: Standard Pacific Corp., 15326 Alton Parkway, Irvine, CA 92618, Attention: Corporate Secretary, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Senior Preferred Stock or shares of Series B Preferred Stock or other securities issued on account of Senior Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Senior Preferred Stock or Series B Preferred Stock or other securities in a name other than that in which the shares of Senior Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

SECOND This Certificate of Designations does not provide for an exchange, reclassification or cancellation of any issued shares.

THIRD The date of adoption of this Certificate of Designations was June 26, 2008.

FOURTH This Certificate of Designations was duly adopted by the Board of Directors of the Corporation.

FIFTH No stockholder action was required.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by Andrew H. Parnes, Executive Vice President-Finance and Chief Financial Officer as of this 26th day of June, 2008

STANDARD PACIFIC CORP.

/s/ ANDREW H. PARNES
By:	Andrew H. Parnes
Title:	Executive Vice President-Finance and Chief Financial Officer